PROMISSORY NOTE


April 28, 2000                                                          $325,000


                  FOR VALUE RECEIVED, the undersigned promises to pay to DANIEL
A. BLATTMAN (the "HOLDER"), at P.O. Box 70, 70 Hideaway Dr., Ronald, WA 98940-0070, or at such other address as the Holder shall from time to time designate, the principal sum of Three Hundred Twenty Five Thousand Dollars ($325,000), together with interest thereon until paid in full at the rate of seven and one-half percent (7.5%) per annum.

                  This promissory note ("NOTE") is being executed pursuant to that certain Asset Purchase Agreement (the "PURCHASE AGREEMENT") dated as of April 21, 2000, by and among the undersigned, RACON, INC., a Washington corporation, and Holder.

         1. TERMS OF PAYMENT. Payment of principal and interest shall be made as follows:

                  (a) On May 28, 2000, and continuing on the same day of each succeeding month, to and including March 28, 2001, the undersigned shall pay accrued interest; and

                  (b) On April 28, 2001, the undersigned shall pay all remaining accrued interest, unpaid principal and all other fees and charges due hereunder.

                  Each payment shall be credited first to late charges, if any, then interest, if any then due, and the remainder to principal. All sums due hereunder, including principal and interest, shall be payable in lawful money of the United States of America.

         2. ACCELERATION. If the undersigned fails to pay any amount payable hereunder when due (a "Default"), and if the undersigned fails to cure such Default within ten (10) days after the undersigned's receipt of written notice thereof from Holder, Holder may, without notice or demand, at his option, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable, and may proceed forthwith to collect the same regardless of the stipulated dates of maturity.

         3. DEFAULT RATE. In the event a Default has occurred and is continuing, then until such Default is cured, the outstanding principal balance and all accrued but unpaid interest thereon shall bear interest at the rate of twelve percent (12%) per annum.

         4. PREPAYMENT. The undersigned shall have the right to prepay all or any portion of the principal sum hereof at any time without penalty; provided, however, that the undersigned shall provide ten (10) business days' advance notice to Holder prior to any such prepayment and after such notice, prior to passage of such ten (10) business day period, Holder shall have the right to convert any such prepayment into the common stock of Telenetics Corporation on the same terms as an Optional Conversion (as defined below).

         5. OPTIONAL CONVERSION. This Note and all sums owed hereunder shall be convertible, at the option of the Holder, into the common stock of Telenetics Corporation, no par value per share ("COMMON STOCK"), at a conversion price of Seven Dollars ($7.00) per share, such conversion to include a cash payment by the undersigned to the Holder for any fractional shares that would result therefrom (such transaction referred to herein as an "OPTIONAL CONVERSION"). In order to effect an Optional Conversion, a notice of conversion shall be provided by the Holder to the undersigned.

         6. FORCED CONVERSION. This Note and all sums owed hereunder shall be convertible, at the option of the undersigned, into the Common Stock of Telenetics Corporation, at a conversion price of Seven Dollars ($7.00) per share, such conversion to include a cash payment by the undersigned to the Holder for any fractional shares that would result therefrom; provided, however, that the undersigned shall have no such power to force conversion hereunder unless the average closing price of the Common Stock of Telenetics Corporation for the ten (10) trading days prior to giving of the notice of conversion (as described below) to Holder is at least Nine Dollars ($9.00) per share (such transaction referred to herein as a "FORCED CONVERSION"). In order to effect a Forced Conversion, a notice of conversion shall be provided by the undersigned to the Holder.

         7. DEMAND. If the undersigned undertakes to effect a Forced Conversion, it shall be the option of the Holder to continue with such Forced Conversion or demand payment of the amounts then owed under this Note (the "DEMAND"), which amounts the undersigned shall then pay within ten (10) business days after such demand, including all interest accrued up to the time of payment; provided, however, that the Holder must make the Demand within ten (10) business days commencing after notice of the Forced Conversion is tendered and such Demand must be provided by the Holder to the undersigned in accordance with SECTION 7 hereof.

         8. CHARACTER OF SHARES. Any shares of Common Stock received by Holder pursuant to the terms of this Note shall be of the character, and subject to the terms, provided in SECTION 5.02 of the Purchase Agreement.

         9. NOTICES. Any notice delivered pursuant to the terms of this Note shall be, in order to be effective, made in accordance with the manner of notice provided for in SECTION 10.04 of the Purchase Agreement.

         10. ATTORNEYS' FEES. The undersigned agrees to pay all costs of collection or enforcement of this Note when incurred, including, but not limited to, reasonable attorneys' fees. If any suit or action is instituted to enforce this Note, the prevailing party of such suit or action shall pay, in addition to the costs and disbursements allowed by law, such sum as the court may adjudge as reasonable attorneys' fees in such suit or action.

         11. WAIVER. Except as expressly provided herein, the undersigned hereby waives presentment, demand for payment, notice of dishonor, notice of nonpayment, protest, notice of protest, and any and all other notices and demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.

         12. GOVERNING LAW. This Note and all transactions hereunder and/or evidenced hereby shall be governed by, construed under and enforced in accordance with the laws of the State of California, without respect to is conflicts of laws principles.

                                                TELENETICS CORPORATION,
                                                a California corporation


                                                By: /s/ Michael A. Armani
                                                    ----------------------------
                                                    Michael A. Armani, President

                                       3